Exhibit 99.1

News Release

MMC REPORTS SECOND QUARTER 2010 GAAP EPS OF $.43;
ADJUSTED EPS OF $.46

NEW YORK, August 3, 2010 — Marsh & McLennan Companies, Inc. (MMC) today reported financial results for the second quarter ended June 30, 2010.

Brian Duperreault, MMC President and CEO said: “We are pleased with the progress MMC made in the second quarter. Our Risk and Insurance Services segment grew revenue in an environment of continued soft market conditions in the property and casualty marketplace. Marsh produced strong new business globally, with especially good revenue growth in Asia Pacific and Latin America.  Guy Carpenter generated underlying revenue growth, reflecting new business production. In our Consulting segment, Mercer continued to control expenses in a weak economic environment. We were also pleased with the growth in revenue and operating income generated by Oliver Wyman.

“The sale of Kroll will allow us to concentrate on our Risk and Insurance Services and Consulting businesses. We look forward to pursuing our objectives for future growth and to unlocking the potential of MMC as a strategic enterprise,” Mr. Duperreault concluded.

MMC Consolidated Results
MMC’s consolidated revenue in the second quarter of 2010 rose 6 percent to $2.6 billion from the second quarter of 2009, or 1 percent on an underlying basis. Underlying revenue measures the change in revenue before the impact of acquisitions and dispositions, using consistent currency exchange rates. For the six months ended June 30, 2010, MMC’s consolidated revenue was $5.2 billion, an increase of 7 percent, or 1 percent on an underlying basis.

For the second quarter of 2010, net income was $236 million, or $.43 per share, compared with a loss in the prior period.  MMC reported a loss from continuing operations in the second quarter of 2010 of $29 million, or $.06 per share, compared with income of $157 million, or $.28 per share, in the same period of 2009. Kroll has been classified as a discontinued operation following the agreement reached by MMC in June to sell Kroll to Altegrity for $1.13 billion. The transaction is expected to close this week. Discontinued operations, net of tax, was $271 million, or $.49 per share, compared with a loss in the prior period.

In the second quarter, earnings per share on an adjusted basis increased 28 percent to $.46, compared with $.36 in 2009.  Adjusted earnings per share in both periods excludes noteworthy items and includes the operating results of Kroll as presented in the attached supplemental schedules on pages 10 and 12.

For the six months ended June 30, 2010, net income was $484 million, or $.88 per share, compared with a loss in the prior period.  MMC’s income from continuing operations was $245 million, or $.43 per share, compared with $329 million, or $.60 per share, in 2009.  Discontinued operations, net of tax was $249 million, or $.45 per share.  Adjusted earnings per share for the first six months of 2010 increased 29 percent to $.97, compared with $.75 in the same period last year.

Risk and Insurance Services
Risk and Insurance Services segment revenue in the second quarter of 2010 was $1.5 billion, an increase of 9 percent from the second quarter of 2009, or 1 percent on an underlying basis. Operating income in the second quarter of 2010 rose 5 percent to

$258 million, compared with $245 million in last year’s second quarter. Adjusted operating income rose 11 percent to $302 million from $271 million, reflecting improved performance at Marsh and Guy Carpenter, as well as acquisitions. For the first six months of 2010, segment revenue was $3 billion, an increase of 9 percent from the prior year period, and flat on an underlying basis.

Marsh’s revenue in the second quarter of 2010 rose 9 percent to $1.2 billion from the same period in 2009, or 1 percent on an underlying basis. Underlying revenue growth in international operations was 6 percent, reflecting 3 percent growth in EMEA, 12 percent in Asia Pacific and 13 percent in Latin America.  Marsh had strong growth in new business in the quarter. Insurance premiums in the property and casualty marketplace continued to decline.

In the quarter, Marsh completed the acquisition of HSBC Insurance Brokers, whose integration is progressing well. Additionally, Marsh & McLennan Agency acquired The Bostonian Group Insurance Agency.

Guy Carpenter’s second quarter 2010 revenue rose 7 percent to $243 million, or 2 percent on an underlying basis, reflecting strong new business generation.

Consulting
Consulting segment revenue increased 2 percent to $1.2 billion in the second quarter of 2010, or 2 percent on an underlying basis. For the first six months of 2010, segment revenue increased 4 percent to $2.3 billion, or 1 percent on an underlying basis.  Due to the settlement of the Alaska litigation, an operating loss of $275 million was incurred in the second quarter of 2010, compared with operating income of $96 million in the second quarter of 2009. Adjusted operating income was $127 million, compared with $131 million in 2009. For the first six months of 2010, adjusted operating income rose 19 percent to $243 million, compared with $205 million in 2009.

Mercer’s revenue increased 1 percent to $838 million in the second quarter of 2010 and declined 1 percent on an underlying basis. Mercer’s consulting operations produced revenue of $588 million, a decline of 3 percent on an underlying basis from the second quarter of 2009. Outsourcing, with revenue of $161 million, was flat, and investment consulting and management, with revenue of $89 million, grew 17 percent.

Oliver Wyman’s revenue increased 6 percent to $330 million in the second quarter of 2010, or 8 percent on an underlying basis. Oliver Wyman’s largest practice, financial services, produced a double-digit revenue increase, similar to the first quarter of 2010.

Other Items
In the second quarter of 2010, MMC had investment income of $18 million, primarily due to mark-to-market gains within MMC’s private equity fund investments. At June 30, 2010, cash and cash equivalents was $1.5 billion, an increase of $370 million from the end of the first quarter of 2010.

Conference Call
A conference call to discuss second quarter 2010 results will be held today at 8:30 a.m. Eastern Time. To participate in the teleconference, please dial 877 852 6543. Callers from outside the United States should dial 719 325 4929.  The access code for both numbers is 1671848. The live audio webcast may be accessed at www.mmc.com.  A replay of the webcast will be available approximately two hours after the event at the same web address.

MMC is a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. It is the parent company of a number of the world’s leading risk experts and specialty consultants, including Marsh, the insurance broker and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Mercer, the provider of HR and related financial advice and services; Oliver Wyman, the management consultancy; and Kroll, the risk consulting firm.  With approximately 52,000 employees worldwide and annual revenue exceeding $10 billion, MMC provides analysis, advice and transactional capabilities to clients in more than 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago and London stock exchanges. MMC’s website address is www.mmc.com.

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: the outcome of contingencies; market and industry conditions; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of MMC’s revenues; our cost structure and the outcome of cost-saving or restructuring initiatives; dividend policy; the expected impact of acquisitions and dispositions; pension obligations; cash flow and liquidity; future actions by regulators; and the impact of changes in accounting rules.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include:

·
our ability to consummate the anticipated sale of Kroll to Altegrity due to the occurrence of any event, change or other circumstance that could give rise to the termination of the Stock Purchase Agreement or the failure by either party to satisfy other conditions to the transaction;

·	our exposure to potential liabilities arising from errors and omissions claims against us, particularly in the Marsh and Mercer businesses;

·	the impact of any regional, national or global political, economic, regulatory or market conditions on our results of operations and financial condition;

·	our ability to make strategic acquisitions and dispositions and to integrate, and realize expected synergies, savings or strategic benefits from the businesses we acquire;

·	the potential impact of rating agency actions on our cost of financing and ability to borrow, as well as on our operating costs and competitive position;

·	changes in the funded status of our global defined benefit pension plans and the impact of any increased pension funding resulting from those changes;

·
our exposure to potential criminal sanctions or civil remedies if we fail to comply with foreign and U.S. laws and regulations that are applicable to our international operations, including import and export requirements, U.S. laws such as the Foreign Corrupt Practices Act, and local laws prohibiting corrupt payments to government officials;

·	the impact on our net income caused by fluctuations in foreign currency exchange rates;

·	the extent to which we retain existing clients and attract new business, and our ability to incentivize and retain key employees;

·	the impact of competition, including with respect to pricing, and the emergence of new competitors;

·	our ability to successfully recover should we experience a disaster or other business continuity problem;

·	changes in applicable tax or accounting requirements; and
·
potential income statement effects from the application of FASB’s ASC Topic No. 740 (“Income Taxes”) regarding accounting treatment of uncertain tax benefits and valuation allowances and ASC Topic No. 350 (“Intangibles – Goodwill and Other”), including the effect of any subsequent adjustments to the estimates MMC uses in applying these accounting standards.

The factors identified above are not exhaustive. MMC and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, MMC cautions readers not to place undue reliance on its forward-looking statements, which speak only as of the dates on which they are made. MMC undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning MMC and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in MMC’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of MMC’s most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share figures)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue	$2,606	$2,470	$5,241	$4,913

Expense:
Compensation and Benefits	1,614	1,528	3,189	3,020
Other Operating Expenses	1,042	648	1,677	1,282
Total Expense	2,656	2,176	4,866	4,302

Operating Income (Loss)	(50)	294	375	611

Interest Income	3	4	7	10

Interest Expense	(60)	(65)	(120)	(121)

Investment Income (Loss)	18	(32)	26	(47)

Income (Loss) Before Income Taxes	(89)	201	288	453

Income Tax (Credit) Expense	(60)	44	43	124

Income (Loss) from Continuing Operations	(29)	157	245	329

Discontinued Operations, Net of Tax	271	(347)	249	(338)

Net Income (Loss) Before Non-Controlling Interest	$242	$(190)	$494	$(9)

Less: Net Income Attributable to Non-Controlling Interest	6	3	10	8

Net Income (Loss) Attributable to MMC	$236	$(193)	$484	$(17)

Basic Net Income (Loss) Per Share – Continuing Operations	$(0.06)	$0.28	$0.43	$0.60
 Net Income (Loss)	$0.43	$(0.36)	$0.89	$(0.03)

Diluted Net Income (Loss) Per Share – Continuing Operations	$(0.06)	$0.28	$0.43	$0.60
– Net Income (Loss)	$0.43	$(0.37)	$0.88	$(0.03)

Average Number of Shares Outstanding – Basic	541	522	537	519
 Diluted	545	523	541	519
Shares Outstanding at 6/30	542	523	542	523

Marsh & McLennan Companies, Inc.
Supplemental Information – Revenue Analysis
Three Months Ended
(Millions) (Unaudited)

				Components of Revenue Change*
	Three Months Ended June 30,		% Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
	2010	2009	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Marsh	$1,205	$1,103	9%	1%	7%	1%
Guy Carpenter	243	227	7%	1%	4%	2%
Subtotal	1,448	1,330	9%	1%	7%	1%
Fiduciary Interest Income	11	13	(22)%	1%	-	(22)%
Total Risk and Insurance Services	1,459	1,343	9%	1%	7%	1%

Consulting
Mercer	838	832	1%	2%	-	(1)%
Oliver Wyman Group	330	311	6%	(2)%	-	8%
Total Consulting	1,168	1,143	2%	1%	-	2%

Corporate / Eliminations	(21)	(16)

Total Revenue	$2,606	$2,470	6%	1%	4%	1%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended June 30,		% Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
	2010	2009	Revenue	Impact	Impact	Revenue
Marsh:
EMEA	$397	$365	9%	(2)%	8%	3%
Asia Pacific	139	109	28%	9%	8%	12%
Latin America	66	57	17%	5%	-	13%
Total International	602	531	14%	1%	7%	6%
U.S. / Canada	603	572	6%	2%	8%	(4)%
Total Marsh	$1,205	$1,103	9%	1%	7%	1%

Mercer:
Retirement	$259	$271	(4)%	1%	-	(5)%
Health and Benefits	227	224	2%	-	-	2%
Rewards, Talent & Communications	102	110	(8)%	2%	-	(9)%
Mercer Consulting	588	605	(3)%	1%	-	(3)%
Outsourcing	161	154	5%	4%	-	-
Investment Consulting & Management	89	73	21%	4%	-	17%
Total Mercer	$838	$832	1%	2%	-	(1)%

Notes

Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, including transfers among businesses using consistent currency exchange rates.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Supplemental Information – Revenue Analysis
Six Months Ended
(Millions) (Unaudited)

				Components of Revenue Change*
	Six Months Ended June 30,		% Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
	2010	2009	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Marsh	$2,371	$2,179	9%	3%	5%	1%
Guy Carpenter	558	508	10%	2%	6%	1%
Subtotal	2,929	2,687	9%	3%	5%	1%
Fiduciary Interest Income	22	28	(25)%	4%	-	(29)%
Total Risk and Insurance Services	2,951	2,715	9%	3%	5%	-

Consulting
Mercer	1,687	1,635	3%	4%	-	(1)%
Oliver Wyman Group	636	591	7%	1%	-	7%
Total Consulting	2,323	2,226	4%	3%	-	1%

Corporate / Eliminations	(33)	(28)

Total Revenue	$5,241	$4,913	7%	3%	3%	1%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Six Months Ended June 30,		% Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
	2010	2009	Revenue	Impact	Impact	Revenue
Marsh:
EMEA	$924	$865	7%	3%	3%	1%
Asia Pacific	238	195	22%	11%	3%	7%
Latin America	118	104	14%	7%	(1)%	8%
Total International	1,280	1,164	10%	5%	3%	3%
U.S. / Canada	1,091	1,015	8%	2%	8%	(2)%
Total Marsh	$2,371	$2,179	9%	3%	5%	1%

Mercer:
Retirement	$539	$547	(1)%	4%	-	(5)%
Health and Benefits	452	436	4%	2%	-	2%
Rewards, Talent & Communications	195	215	(9)%	3%	-	(12)%
Mercer Consulting	1,186	1,198	(1)%	3%	-	(4)%
Outsourcing	323	296	9%	8%	-	1%
Investment Consulting & Management	178	141	26%	9%	-	17%
Total Mercer	$1,687	$1,635	3%	4%	-	(1)%

Notes

Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, including transfers among businesses using consistent currency exchange rates.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three Months Ended June 30
(Millions) (Unaudited)

MMC presents below certain additional financial measures that are “non-GAAP measures” within the meaning of Regulation G under the Securities Exchange Act of 1934.  These measures are: adjusted operating income (loss); adjusted operating margin; and adjusted income, net of tax.

MMC presents these non-GAAP measures to provide investors with additional information to analyze the company’s performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing MMC’s businesses.  However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that MMC reports in accordance with GAAP.  MMC’s non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from MMC’s GAAP operating income or loss.  The following table identifies these noteworthy items and reconciles adjusted operating income (loss) to GAAP operating income or loss, on a consolidated and segment basis, for the three months ended June 30, 2010 and 2009.  The following table also presents adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended June 30, 2010
Operating income (loss)	$258	$(275)	$(33)	$(50)
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	44	2	2	48
Alaska Litigation Settlement	–	400 (c)	–	400
Settlement, Legal and Regulatory (b)	1	–	–	1
Other	(1)	–	(5)	(6)
Operating income adjustments	44	402	(3)	443

Adjusted operating income (loss)	$302	$127	$(36)	$393

Operating margin	17.7%	N/A	N/A	N/A
Adjusted operating margin	20.7%	10.9%	N/A	15.1%
Three Months Ended June 30, 2009
Operating income (loss)	$245	$96	$(47)	$294
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	50	5	6 (d)	61
Incremental Professional Liability costs	–	30 (e)	–	30
Settlement, Legal and Regulatory (b)	(27)	–	–	(27)
Accelerated Amortization	3	–	–	3
Other	–	–	3	3
Operating income adjustments	26	35	9	70

Adjusted operating income (loss)	$271	$131	$(38)	$364

Operating margin	18.2%	8.4%	N/A	11.9%
Adjusted operating margin	20.2%	11.5%	N/A	14.7%

(a)  Primarily includes severance from restructuring activities and related charges, costs for future rent and other real estate costs, and fees and consulting costs related to cost reduction initiatives.  The second quarter of 2010 includes severance and related charges of $25 million for cost reduction activities related to recent acquisitions.

(b)  Reflects settlements of and legal fees arising out of the civil complaint relating to market service agreements and other issues filed against MMC and Marsh by the New York State Attorney General in October 2004 and settled in January 2005 and similar actions initiated by other states, including indemnification of former employees for legal fees.  The second quarter of 2009 includes a credit of $38 million related to insurance recoveries of previously expensed legal fees.

(c)  Reflects net settlement of the Alaska litigation against Mercer.  Under the terms of the settlement agreement, Mercer has agreed to pay $500 million, of which $100 million will be covered by insurance.

(d) Reflects adjustments to estimated future rent and other real estate costs primarily related to previously vacated space in MMC’s New York headquarters.
(e)  Reflects incremental professional liability costs in the period at Mercer, which are now presented as a noteworthy item solely for the purpose of providing a more meaningful comparison of year over year adjusted operating income in the Consulting segment.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Six Months Ended June 30
(Millions) (Unaudited)

MMC presents below certain additional financial measures that are “non-GAAP measures,” within the meaning of Regulation G under the Securities Exchange Act of 1934.  These measures are: adjusted operating income; adjusted operating margin; and adjusted income, net of tax.

MMC presents these non-GAAP measures to provide investors with additional information to analyze the company’s performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing MMC’s businesses.  However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that MMC reports in accordance with GAAP.  MMC’s non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income and Adjusted Operating Margin
 Adjusted operating income is calculated by excluding the impact of certain noteworthy items from MMC’s GAAP operating income.  The following tables identify these noteworthy items and reconcile adjusted operating income to GAAP operating income, on a consolidated and segment basis, for the six months ended June 30, 2010 and 2009.  The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Six Months Ended June 30, 2010
Operating income (loss)	$605	$(159)	$(71)	$375
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	50	2	5	57
Alaska Litigation Settlement	–	400 (c)	–	400
Settlement, Legal and Regulatory (b)	5	–	–	5
Accelerated Amortization	1	–	–	1
Other	(1)	–	(7)	(8)
Operating income adjustments	55	402	(2)	455

Adjusted operating income (loss)	$660	$243	$(73)	$830

Operating margin	20.5%	N/A	N/A	7.2%
Adjusted operating margin	22.4%	10.5%	N/A	15.8%

Six Months Ended June 30, 2009
Operating income (loss)	$542	$169	$(100)	$611
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	77	6	18 (d)	101
Incremental Professional Liability costs	–	30 (e)	–	30
Settlement, Legal and Regulatory (b)	(9)	–	–	(9)
Accelerated Amortization	4	–	–	4
Other	–	–	3	3
Operating income adjustments	72	36	21	129

Adjusted operating income (loss)	$614	$205	$(79)	$740

Operating margin	20.0%	7.6%	N/A	12.4%
Adjusted operating margin	22.6%	9.2%	N/A	15.1%

(a) Primarily includes severance from restructuring activities and related charges, costs for future rent and other real estate costs, and fees and consulting costs related to cost reduction activities. The six months of 2010 includes severance and related charges of $25 million for cost reduction activities related to recent acquisitions.

(b) Reflects settlements of and legal fees arising out of the civil complaint relating to market service agreements and other issues filed against MMC and Marsh by the New York State Attorney General in October 2004 and settled in January 2005, and actions initiated by other states, including indemnification of former employees for legal fees.

(c) Reflects net settlement of the Alaska litigation against Mercer. Under the terms of the settlement agreement, Mercer has agreed to pay $500 million, of which $100 million will be covered by insurance.

(d) Reflects adjustments to estimated future rent and other real estate costs primarily related to previously vacated space in MMC’s New York headquarters.
(e) Reflects incremental professional liability costs in the period at Mercer, which are now presented as a noteworthy item solely for the purpose of providing a more meaningful comparison of year over year adjusted operating income in the Consulting segment.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three and Six Months Ended June 30
(Millions) (Unaudited)
Adjusted income, net of tax
Adjusted income, net of tax is calculated as: MMC’s GAAP income from continuing operations, adjusted to reflect the after-tax impact of the operating income adjustments set forth in the preceding table.  The related adjusted diluted earnings per share as calculated under the two-class method, reflects reductions for the portion of each item attributable to non-controlling interests and participating securities so that the calculation is based only on the amounts attributable to common shareholders.

Reconciliation of the impact of non-GAAP measures and Kroll discontinued operations on diluted earnings per share – Three and Six Months Ended June 30, 2010 and 2009:

	MMC Consolidated Results		Portion Attributable to Common Shareholders	Adjusted Diluted EPS
Three Months Ended June 30, 2010
Loss from continuing operations		$(29)	$(34)	$(0.06)
Add operating income adjustments	$443
Deduct impact of related income tax expense	(173)
		270	266	0.49
Income from continuing operations, as adjusted		241	232	0.43
Add Kroll adjusted operating income, net of tax		17	16	0.03
Adjusted income, net of tax		$258	$248	$0.46

Six Months Ended June 30, 2010
Income from continuing operations		$245	$231	$0.43
Add operating income adjustments	$455
Deduct impact of related income tax expense	(175)
		280	275	0.51
Income from continuing operations, as adjusted		525	506	0.94
Add Kroll adjusted operating income, net of tax		17	16	0.03
Adjusted income, net of tax		$542	$522	$0.97

Three Months Ended June 30, 2009
Income from continuing operations		$157	$149	$0.28
Add operating income adjustments	$70
Deduct impact of related income tax expense	(27)
		43	42	0.08
Income from continuing operations, as adjusted		$200	$191	$0.36
Add Kroll adjusted operating income, net of tax		(1)	(1)	-
Adjusted income, net of tax		$199	$190	$0.36

Six Months Ended June 30, 2009
Income from continuing operations		$329	$311	$0.60
Add operating income adjustments	$129
Deduct impact of related income tax expense	(49)
		80	78	0.15
Income from continuing operations, as adjusted		$409	$389	$0.75
Add Kroll adjusted operating income, net of tax		2	2	-
Adjusted income, net of tax		$411	$391	$0.75

Note
Adjusted income, net of tax includes the adjusted operating income of Kroll (but not the impact of the disposal transaction) to appropriately reflect the operating benefit derived by MMC during its ownership.  This will facilitate a more meaningful comparison to future results which will benefit from the use of proceeds from the Kroll sale.

Marsh & McLennan Companies, Inc.
Supplemental Expense Information
 (Millions) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Depreciation and Amortization Expense	$77	$78	$158	$150
Stock Option Expense	$5	$4	$11	$5

Marsh & McLennan Companies, Inc.
Supplemental Information – Discontinued Operations
(Millions) (Unaudited)

On June 7, 2010, MMC announced the sale of Kroll, Inc. to Altegrity, Inc. for $1.13 billion in cash.  Kroll’s results of operations are reported as discontinued operations in MMC’s consolidated statements of income for the three-month and six-month periods ended June 30, 2010 and 2009.

The six months ended June 30, 2010 includes an after-tax loss on the disposal of Kroll Lab Services (“KLS”) that was sold in the first quarter of 2010.

In the second quarter of 2009, Kroll completed the sale of Kroll Government Services (“KGS”).  The financial results of KGS for the second quarter of 2009 are included in discontinued operations.  Discontinued operations in the second quarter of 2010 and 2009 also includes the accretion of interest related to an indemnity for uncertain tax positions provided as part of the purchase by Great West Lifeco Inc. of Putnam Investments Trust from MMC in August 2007.

The three and six-month tax on the disposal of discontinued operations includes an estimated tax credit of approximately $265 million for the recognition of a deferred tax asset related to the book/tax basis difference, as a result of the pending Kroll sale.

Summarized Statements of Income data for discontinued operations is as follows:

	Three Months Ended June 30,
	2010	2009
Kroll Operations
Revenue	$163	$173
Expense (a)	146	482
Net operating income	17	(309)
Provision for income tax	-	7
Income from discontinued operations, net of tax	17	(316)

Disposals of discontinued operations (b)	(8)	(10)
Provision (credit) for income tax (c)	(262)	21
Disposals of discontinued operations, net of tax	254	(31)
Discontinued operations, net of tax	$271	$(347)

	Six Months Ended June 30,
	2010	2009
Kroll Operations
Revenue	$325	$359
Expense (a)	293	655
Net operating income	32	(296)
Provision for income tax	15	8
Income from discontinued operations, net of tax	17	(304)

Disposals of discontinued operations (b)	7	(10)
Provision (credit) for income tax (c)	(225)	24
Disposals of discontinued operations, net of tax	232	(34)
Discontinued operations, net of tax	$249	$(338)

(a) Includes goodwill impairment charge of $315 million in the three and six month periods of 2009.

(b) Includes costs incurred through June 30, 2010 related to the pending disposition of Kroll and in 2009 a loss on the sale of Kroll Government Services.

(c)  Represents primarily the recognition of estimated deferred tax assets associated with anticipated sale of Kroll in the three and six month periods of 2010.  The six months of 2010 also includes a tax provision of $36 million on the sale of Kroll Lab Specialists.

Marsh & McLennan Companies, Inc.
Supplemental Information – Discontinued Operations Reclassification
(Millions) (Unaudited)

The following table provides the revenue, expense and net operating income of Kroll that has been reclassified into discontinued operations.  The reclassification presented below excludes KGS which was included in discontinued operations when it was sold in 2009.

	First Quarter 2009	Second Quarter 2009	Third Quarter 2009	Fourth Quarter 2009	Full Year 2009	First Quarter 2010
Kroll Operations
Revenue	$167	$161	$170	$169	$667	$162
Expense	160	475	150	152	937	147
Operating income	7	(314)	20	17	(270)	15

The following reflects MMC’s consolidated statements of income after the reclassification of Kroll to discontinued operations.

	First Quarter 2009	Second Quarter 2009	Third Quarter 2009	Fourth Quarter 2009	Full Year 2009	First Quarter 2010
Revenue
Risk and Insurance Services
Marsh	$1,076	$1,103	$989	$1,151	$4,319	$1,166
Guy Carpenter	281	227	223	180	911	315
Subtotal	1,357	1,330	1,212	1,331	5,230	1,481
Fiduciary Interest Income	15	13	14	12	54	11
Total Risk and Insurance Services	1,372	1,343	1,226	1,343	5,284	1,492

Consulting
Mercer	803	832	831	861	3,327	849
Oliver Wyman Group	280	311	313	378	1,282	306
Total Consulting	1,083	1,143	1,144	1,239	4,609	1,155

Corporate/Eliminations	(12)	(16)	(16)	(18)	(62)	(12)

Total Revenue	$2,443	$2,470	$2,354	$2,564	$9,831	$2,635

Operating Income
Risk and Insurance Services	$297	$245	$127	$127	$796	$347
Consulting	73	96	105	131	405	116
Corporate/Other	(53)	(47)	(37)	(286)	(423)	(38)
	317	294	195	(28)	778	425

Interest Income	6	4	3	4	17	4
Interest Expense	(56)	(65)	(59)	(61)	(241)	(60)
Investment Income (Loss)	(15)	(32)	22	23	(2)	8

Income (Loss) Before Income Taxes	252	201	161	(62)	552	377
Income Tax Provision (Credit)	80	44	(46)	(57)	21	103

Income (Loss) From Continuing Operations	172	157	207	(5)	531	274
Discontinued Operations, Net of Tax	9	(347)	18	30	(290)	(22)

Net Income (Loss) Before Non-Controlling Interest	181	(190)	225	25	241	252
Less: Net Income Attributable to Non-Controlling Interest	5	3	4	2	14	4

Net Income (Loss) Attributable to MMC	$176	$(193)	$221	$23	$227	$248

Diluted Net Income (Loss) Per Share - Continuing Operations	$0.31	$0.28	$0.38	$(0.01)	$0.96	$0.49
- Discontinued Operations	0.02	(0.65)	0.03	0.05	(0.54)	(0.04)
- Net Income	$0.33	$(0.37)	$0.41	$0.04	$0.42	$0.45
Segment Operating Margin
Risk and Insurance Services	21.6%	18.2%	10.4%	9.5%	15.1%	23.3%
Consulting	6.7%	8.4%	9.2%	10.6%	8.8%	10.0%

Consolidated Operating Margin	13.0%	11.9%	8.3%	N/A	7.9%	16.1%

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions) (Unaudited)

	June 30, 2010	December 31, 2009
ASSETS

Current assets:
Cash and cash equivalents	$1,475	$1,707
Net receivables	3,215	2,724
Current assets of discontinued operations	193	212
Other current assets	285	288
	5,168	4,931
Total current assets

Goodwill and intangible assets	6,499	6,219
Fixed assets, net	815	850
Pension related assets	199	94
Deferred tax assets	1,144	1,242
Non-current assets of discontinued operations	977	1,077
Other assets	819	924

TOTAL ASSETS	$15,621	$15,337

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$558	$558
Accounts payable and accrued liabilities	2,273	1,751
Accrued compensation and employee benefits	810	1,290
Liabilities of discontinued operations	95	116
Dividends payable	109	-

Total current liabilities	3,845	3,715

Fiduciary liabilities	4,007	3,559
Less – cash and investments held in a fiduciary capacity	(4,007)	(3,559)

Long-term debt	3,030	3,034
Pension, postretirement and postemployment benefits	1,136	1,182
Liabilities for errors and omissions	488	518
Other liabilities	1,079	1,025

Total stockholders’ equity	6,043	5,863

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,621	$15,337